Exhibit 10.4
Translation from the French
June 30, 2009
AMENDMENT NO. 4
TO THE CREDIT FACILITY AGREEMENT
DATED MARCH 14, 2008
(AS AMENDED BY AMENDMENT NO. 1 DATED AUGUST 14, 2008,
AMENDMENT NO. 2 DATED OCTOBER 30, 2008 AND AMENDMENT NO. 3
DATED MARCH 9, 2009)
by and among
BNP PARIBAS
CRÉDIT LYONNAIS
SOCIÉTÉ GÉNÉRALE
as Banks
and
BNP PARIBAS
as Security Agent (Agent des Sûretés)
and
SOCIÉTÉ GÉNÉRALE
as Credit Agent (Agent du Credit)
and
PILOT SAS
as Borrower
and

11, boulevard de la Madeleine
75001 Paris

(i)

QUIKSILVER, INC.

BETWEEN THE UNDERSIGNED:
(1)	BNP PARIBAS, a corporation (société anonyme) with share capital of 2,508,353,266 €, whose registered office is located 16, boulevard des Italiens, 75009 Paris, incorporated with the Paris Trade and Companies Register under the unique identification number 662 042 449,

(2)	CRÉDIT LYONNAIS, a corporation (société anonyme) with share capital of 1,847,857,783 €, whose registered office is located 18, rue de la République, 69002 Lyon and whose headquarters are located 19, boulevard des Italiens, 75002 Paris, incorporated with the Lyon Trade and Companies Register under the unique identification number 954 509 741,

(3)	SOCIÉTÉ GÉNÉRALE, a corporation (société anonyme) with share capital of 799,478,491.25 €, whose registered office is located 29, boulevard Haussmann, 75009 Paris, incorporated with the Paris Trade and Companies Register under the unique identification number 552 120 222, (parties (1) to (3) above being collectively designated as the “Banks”),

(4)	BNP PARIBAS, as designated above, in the capacity of Security Agent pursuant to the terms and conditions of the Credit Facility (Convention de Credit) (as defined below),

(5)	SOCIÉTÉ GÉNÉRALE, as designated above, in the capacity of Credit Agent pursuant to the terms and conditions of the Credit Facility,

(6)	PILOT SAS, simplified form joint stock company (société par actions simplifiée) with share capital of 124,813,632 €, whose registered office is located 26/28, rue Danielle Casanova, 75002 Paris, incorporated with the Paris Trade and Companies Register under the unique identification number 070 501 374 (hereinafter, the “Borrower” or “Pilot”),

(7)	QUIKSILVER, INC., a company incorporated in the State of Delaware, whose registered office is located 15202 Graham Street, Huntington Beach, California 92649, U.S.A. (hereinafter, “Quiksilver, Inc.”).
WHEREAS:
(A)	According to the terms and conditions of a facility agreement executed on March 14, 2008, as modified by an amendment dated August 14, 2008 (“AMENDMENT NO. 1”), an amendment dated October 30, 2008 (“AMENDMENT NO. 2”) and an amendment dated March 9, 2009 (“AMENDMENT NO. 3”) (this agreement, as modified, the “Credit Facility”), the Banks granted to the Borrower a renewable credit of a maximum principal amount of €70,000,000.

(B)	According to the terms and conditions of Amendment No. 2, the Banks extended the term of the Facility (as defined in the Credit Facility), reduced to a maximum principal amount of €55,000,000, until March 14, 2009.

(C)	According to the terms and conditions of Amendment No. 3, the Banks again extended the term of the Facility (as defined in the Credit Facility), until June 30, 2009.

(D)	Pursuant to a letter dated June 25, 2009, the Borrower and Quiksilver, Inc. have requested the Banks to agree to grant another extension of the term of the Facility, until July 31, 2009.

(E)	The purpose of this Agreement is to define the terms and conditions of the extension of the Credit requested by the Borrower and Quiksilver, Inc.
THE FOLLOWING HAS THEREFORE BEEN AGREED
ARTICLE 1 — DEFINITIONS AND INTERPRETATIONS
1.1.	Definitions

(a)	For the purposes of the Agreement, except where otherwise stipulated, the terms and expressions defined in the Preamble shall have the same meaning in the rest of the Agreement.

(b)	The terms and expressions used in the Agreement but not defined therein shall have the meaning ascribed to them in the Credit Facility.

(c)	The following terms and expressions used in the Agreement shall, unless a different interpretation is required by the context, have the following meaning:

“Agreement” means this amendment, the Preamble thereto and any potential amendments, which form an integral part thereof;

“Effective Date” means June 30, 2009, subject to all of the conditions precedent listed in Article 4 (Conditions Precedent) having been fulfilled, in accordance with the provisions of the said article, at that date;

“Signing Date” means the date of signature of this Agreement by the parties.

1.2.	Interpretations
For purposes of this Agreement, except where a different interpretation is required by the context:

(a)	Any reference, within the Agreement, to an “Article”, a “Paragraph”, to the “Preamble” or to a “Schedule” must, except where otherwise stipulated or when a different interpretation is required by the context, be interpreted as being a reference to an article, a paragraph, a preamble or a schedule to the Agreement.

(b)	Any reference, within the Agreement, to a document, a contract, a treaty (including the Agreement) or a deed must be understood as being a reference to this document, this contract, this treaty or this deed, as potentially modified or completed in accordance with the terms and conditions of the Agreement and including, if applicable, any document, contract, treaty or deed that may be substituted thereto via novation.
ARTICLE 2 — MODIFICATION OF THE CREDIT FACILITY
2.1.	Modification of article 2 of the Credit Facility
The parties to this Agreement agree that, as from the Effective Date, subject to the fulfillment of all of the conditions precedent cited at Article 4 (Conditions Precedent), article 2 (Amount and Term) of the Credit Facility shall be deleted and replaced by the following new article:
“2. AMOUNT AND TERM
The Banks have made available to the Borrower, in accordance with the methods and conditions defined in the Agreement, a Facility of a maximum amount of 70,000,000.00 euros (seventy million euros), as from March 14, 2008 and for a term of six months. By Amendment No. 1 dated August 14, 2008, the Facility was extended until October 31, 2008.
At the Borrower’s request, by October 15, 2008 at the latest, this Facility could be renewed once, by the unanimous decision of the Banks, up until March 14, 2009, date by which the capital and interest must have been fully reimbursed.
On October 9, 2008, the Borrower requested an extension of the term of the Facility.
By Amendment No. 2 dated October 30, 2008, the Banks acted unanimously to extend the aforementioned Facility, reduced to a maximum amount of 55,000,000 euros (fifty-five million euros) as from October 30, 2008 up until March 14, 2009.
On March 9, 2009, the Borrower requested an extension of the term of the Facility.
By a unanimous decision, the Banks extend the aforementioned Facility up until June 30, 2009, the amount in principal of the Facility remaining limited to 55,000,000 euros (fifty-five million euros).
On June 25, 2009, the Borrower requested an extension of the term of the Facility.

By a unanimous decision, the Banks extend the aforementioned Facility up until July 31, 2009, the amount in principal of the Facility remaining limited to 55,000,000 euros (fifty-five million euros).
Each Bank participates in the Facility at the level of the amounts indicated in Schedule 1.
Each Bank undertakes, individually and without joint liability with the other Banks, to participate in the Facility. The Banks cannot be held liable for any potential participation default and for the failure of one or several of the other Banks.”
2.2.	Modification of article 7.2 (Effective Global Rate) of the Credit Facility
The parties to this Agreement agree that, as from the Effective Date, article 7.2 (Effective Global Rate) of the Credit Facility shall be replaced by the following new article:
“7.2 Effective Global Rate
As the Facility generates interest at a floating rate, it is impossible to calculate an Effective Global Rate valid for the entire term of the Credit. However, the Credit Agent shall inform the Borrower, by way of an example, that in the event of the utilization of the maximum Facility amount as from the signature of the Agreement, and on the basis of all of the financial conditions described herein and of the most recent level of the EURIBOR 3-month rate published on June 28, 2009, i.e., 1.12% per annum increased by 2.8% per annum, the period rate on this basis for an Interest Period is 1.2157%. The Effective Global Rate, which is the annual rate in proportion to the period rate, therefore reaches 4.86% per annum.
ARTICLE 3 — REPRESENTATIONS AND UNDERTAKINGS OF THE BORROWER AND QUIKSILVER, INC.
(a)	In signing this Agreement, the Borrower and Quiksilver, Inc. acknowledge that the Banks agree to extend the Facility for the sole purpose of enabling the global refinancing of the financial indebtedness of the Borrower and its Subsidiaries that shall be implemented by July 31, 2009 at the latest (the “Refinancing”) as described in the draft term sheet under negotiation drawn up by the Banks as mandated arrangers (the “Term Sheet”).

(b)	As a result, the Borrower and Quiksilver undertake to pursue the negotiations on the finalization of the Term Sheet and the implementation in good faith of the Refinancing and, for this purpose, henceforth confirm their agreement on (x) the minutes of the meeting of the Médiation du Crédit of June 25, 2009 (as notified to the Pilot group and its Subsidiaries and to the Banks in their capacity as authorized arrangers pursuant to the Refinancing by e-mail dated June 30, 2009 (12:16 p.m.)), in connection with (i) the provisions relating to the granting of certain guarantees and securities and (ii) the amortization profiles and (y) the list of securities, as shown in Schedule B, to be granted in guarantee of the indebtedness of Pilot and Na Pali in connection with the Refinancing.

ARTICLE 4 — CONDITIONS PRECEDENT
(a)	Subject to the provisions of paragraph (b) below, this Agreement shall become effective on June 30, 2009 on condition that, as of this date:
(i)	the Credit Agent has received all of the documents listed in Schedule A (Conditions Precedent) and has confirmed in writing (thereby acting on the instructions of all of the Banks) to the Borrower that such documents and certificates are satisfactory, both in form and in content;

(ii)	the Credit Agent has received payment, on behalf of the Banks, of (i) all of the amounts mentioned in paragraph (a) of Article 6 (Arrangement Fee — Advisors’ Fees) and (ii) all of the amounts payable pursuant to paragraph (b) of Article 6 (Arrangement Fee — Advisors’ Fees ) notified by the Credit Agent to the Borrower;

(iii)	the representations made by the Borrower at article 10 of the Credit Facility are accurate;

(iv)	the Security mentioned at article 4 of the Credit Facility remains valid and guarantees all of the amounts owed by the Borrower pursuant to the terms and conditions of the Credit Facility (as modified by this Agreement);

(v)	no Prepayment Event has occurred; and

(vi)	no Material Adverse Event has occurred.
(b)	In the event that the conditions precedent listed in paragraph (a) have not been fulfilled by June 30, 2009, this Agreement shall lapse and the parties shall be released from any obligation pursuant to this Agreement. As a result, all of the Drawings made on the Credit, both in their principal and in interest, shall be due and payable as of June 30, 2009.
ARTICLE 5 — INTERDEPENDANCE OF THE UNDERTAKINGS MADE BY EACH PARTY
(a)	The decisions and/or undertakings by each of the parties to this Agreement are made in consideration of the decisions and/or undertakings of the other parties, such interdependence of undertakings constituting an essential factor in the consent of each party, without which such party would not have taken part in the present.

(b)	In particular, the performance by each party of its undertakings and/or obligations as of the Effective Date is subject to the simultaneous performance of the respective undertakings and/or obligations of the other parties to be performed at the said date.

ARTICLE 6 — ARRANGEMENT FEE — ADVISORS’ FEES
(a)	The Borrower shall pay an arrangement fee to the Credit Agent (on behalf of the Banks) by June 30, 2009 at the latest, of an amount equal to 1.0% of the total amount of the outstanding Credit as of the Signing Date. The Credit Agent shall pay to each of the Banks its part of the said commission, in direct proportion to the participation of the said Bank in the Credit.

(b)	All expenses, costs and fees, notably attorneys’ fees and disbursements that will have been incurred by the Banks in relation to the preparation and the execution of the Agreement, and in particular for the drawing up of deeds and documents that must be drawn up in application of the Agreement, shall be borne by Pilot, who agrees thereto.
ARTICLE 7 — MODIFICATIONS — AMENDMENTS
Any modification to this Agreement and to any other document related hereto must be the subject of a written agreement between the parties.
This Agreement, as from its Effective Date, shall have the value of an amendment to the Credit Facility. All other provisions of the Credit Facility not modified by this Agreement shall remain unchanged and shall retain their full and entire effectiveness. It is stipulated that this Agreement does not act as a novation to the Credit Facility and that the Surety shall retain its full and entire effectiveness.
ARTICLE 8 — PARTIAL INVALIDITY
In the event of a provision of this Agreement becoming null and void, unlawful or not liable to be enforced, in full or in part, such annulment or invalidity shall have no impact upon the other provisions of this Agreement. In this case, the parties must immediately and in so far as is possible replace the impacted stipulation with a similar provision that will comply as far as possible with the financial aim of the impacted stipulation, in accordance with the spirit of this Agreement.
ARTICLE 9 — APPLICABLE LEGAL REGIME
This Agreement shall be governed by and interpreted in accordance with French law.
ARTICLE 10 — COMPETENT JURISDICTION — DOMICILE
10.1.	Competent jurisdiction
The Borrower and Quiksilver, Inc. irrevocably accept that any dispute relating to the validity, interpretation or performance of this Agreement or arising therefrom shall be brought before the Paris Commercial Courts.

10.2.	Domicile
For the performance of the present and the consequences thereof, the parties designate domicile as follows:
(i)	for BNP Paribas, at Centre d’Affaires Sud Atlantique Entreprises, Les Bureaux de la Cité — 23 Parvis des Chartrons 33000 Bordeaux;

(ii)	for Credit Lyonnais, at the Direction Entreprises Dauphiné Savoie located 1, rue Molière, 38000 Grenoble;

(iii)	for Société Générale, at its registered office as given hereinabove;

(iv)	for the Borrower, at its registered office as given hereinabove; and

(v)	for Quiksilver, Inc., at its registered office as given hereinabove.

Executed in Saint-Jean-de-Luz, on June 30, 2009
on seven (7) original copies

BNP PARIBAS	BNP PARIBAS
as Bank	as Security Agent

By:	By:

CRÉDIT LYONNAIS
as Bank

By:

SOCIÉTÉ GÉNÉRALE	SOCIÉTÉ GÉNÉRALE
as Bank	as Credit Agent

By:	By:

PILOT SAS
as Borrower

By:

Title:

QUIKSILVER, INC.

By:

Title:

Schedule A
Conditions Precedent
(a)	Delivery of a declaration signed by a legal representative of Pilot confirming that there has been no termination of any financing arrangement whatsoever (of any kind whatsoever, including the factoring agreement executed by Na Pali and certain of its Subsidiaries with GE Factofrance and the short- or medium-term credit facilities listed in schedule 6 of the Credit Facility) granted to Pilot and its Subsidiaries, and confirming the preservation of, the short- or medium-term credit facilities listed in schedule 6 of the Credit Facility for the maximum undertakings detailed in the said schedule.

(b)	Delivery of a deed confirming and reiterating the guarantee granted by Quiksilver, Inc. in accordance with article 4 of the Credit Facility in order to ensure the maintenance of the said guarantee, in connection with the extension granted pursuant to the terms and conditions of the Agreement.

(c)	Delivery of a declaration signed by a legal representative of Pilot confirming:
(i)	that no Prepayment Event has occurred and is continuing pursuant to the Credit Facility; and

(ii)	that no Material Adverse Event has occurred pursuant to the Credit Facility.
(d)	Payment to the Credit Agent (i) of the commissions owing pursuant to the paragraph (a) of Article 6 (Arrangement Fee — Advisors’ Fees) and (ii) of the fees, costs and expenses of the Banks’ legal advisers incurred as of the Date of Signature and of all of the sums owing pursuant to Article 6 (Arrangement Fee — Advisors’ Fees) which have been notified by the Credit Agent to the Borrower.

(e)	Payment to Société Générale, as documentation agent for the implementation of the Refinancing, of the fees, costs and expenses of the Banks’ legal advisers pursuant to the preparation, negotiation and finalization of the Term Sheet and any document that shall be drawn up in accordance with the Term Sheet or for the purpose of refinancing incurred as of the Date of Signature which have been notified by Société Générale to the Borrower.

(f)	Delivery of legal opinions by counsel to Pilot and Quiksilver, Inc. substantially in the form of the opinions delivered on March 13, 2009, confirming (i) capacity and due authorization of Pilot et Quiksilver, Inc., (ii) the validity and enforceability of the Guarantee Acknowledgment, and that (iii) the signature of the Agreement and the provisions contained therein are not contrary to and do not violate the ABL Agreement and the Indenture dated July 22, 2005 governing the Senior Notes, among Quiksilver, Inc., the subsidiary Guarantors party thereto and Wilmington Trust Guarantor as Trustee.

(g)	Delivery of a copy certified exact by a legal representative of Pilot of the quarterly consolidated balance sheet relating to the companies within the European perimeter of the Quiksilver group as of April 30, 2009 (including a balance sheet and profit and loss account) provided to Quiksilver, Inc. for US GAAP consolidation purposes.

(h)	Delivery of a list, certified by a legal representative of Pilot, of the financial indebtedness of Pilot and Na Pali (authorizations and utilizations) as of June 15, 2009, including details of the type of undertakings (notably long-, medium- and short-term undertakings, undertakings made by signature (engagements de signature), letters of credit).

(i)	Delivery of a cash flow statement certified by a legal representative of Pilot for Pilot and its Subsidiaries as of June 15, 2009.

(j)	Delivery of a current trading statement for Na Pali certified by a legal representative of Pilot as of June 15, 2009.

(k)	Delivery of a copy certified exact by a legal representative of Pilot of the latest audited annual financial statements (including a balance sheet and profit and loss account and the opinion of the auditors) of QS Holdings Sàrl and Quiksilver Europa SL, it being specified that the fiscal provisions featured in the financial statements of QS Holdings Sàrl are currently in the process of being validated by this company’s managers.

Schedule B
List of Securities for the Refinancing

Transaction Security:[1]	(a)	First demand guarantee by (i) Quiksilver, Inc. in favour of the Lenders under Facility A to secure the obligations of Pilot under Facility A (the “Quiksilver Guarantee”), (ii) Newco Europe in favour of the Lenders to secure the obligations of Pilot and Na Pali under the Facilities, (iii) Quiksilver Europa SL in favour of the Lenders to secure the obligations of Pilot and Na Pali under the Facilities and (iv) Pilot in favour of the Lenders to secure the obligations of Pilot and Na Pali under the Facilities.

	(b)	Luxemburg law first ranking pledge by QS Holdings Sàrl in favour of the Lenders over 100% of the ordinary shares and restricted shares of Newco Europe to secure the obligations of Pilot and Na Pali under the Facilities;

	(c)	Spanish law first ranking pledge by Newco Europe in favour of the Lenders over 100% of the shares of Quiksilver Europa SL to secure the obligations of Pilot and Na Pali under the Facilities;

	(d)	French law first ranking pledge (nantissement de compte titres) by Quiksilver Europa SL in favour of the Lenders over 100% of the ordinary shares of Pilot and all other securities whatsoever owned by it in Pilot and any of its Subsidiaries to secure the obligations of Pilot and Na Pali under the Facilities;

	(e)	French law first ranking pledge (nantissement de compte titres) by Pilot in favour of the Lenders over the shares and all securities whatsoever (including ORAs, if any) owned by it in Na Pali and any of its

[1]	Granting of the Transaction Security also in favour of the Hedge Counterparties to be discussed.

Subsidiaries to secure the obligations of Pilot and Na Pali under the Facilities;

(f)	French law first ranking pledge (nantissement de compte titres) by Newco Europe in favour of the Lenders over the ORAs issued by Pilot to secure the obligations of Pilot and Na Pali under the Facilities;

(g)	First ranking pledge by Na Pali in favour of the Lenders under Facility B, Facility C and the Revolving Facility over the shares owned by it in the Material Subsidiaries to secure the obligations of Na Pali under Facility B, Facility C and the Revolving Facility;[2]

(h)	First ranking pledge by Newco Europe in favour of the Lenders and Société Générale as holder of the SG Bonds over the trademarks owned by it (such trademarks to include those held by QS Holdings Sàrl on the date hereof and used by Pilot and its Subsidiaries) to secure the obligations of Pilot and Na Pali under the Facilities and the obligations of QS Finance Sàrl under the SG Bonds (as described in the minutes of the meeting of the “Médiation du Crédit” held on 25 June 2009);[3] [List of trademarks to be finalized][4]

(i)	First ranking registered mortgage (hypothèque conventionnelle inscrite) by Na Pali in favour of the Lenders under Facility B, Facility C and the Revolving Facility over the walls of Na Pali’s corporate seat in Saint-Jean-de-Luz to secure the obligations of Na Pali under Facility B, Facility C and the Revolving Facility;

(j)	French law first ranking pledges by Na Pali in favour of the Lenders under Facility B, Facility C and the Revolving Facility over its on-going concerns (fonds

[2]	Governed by the law of the jurisdiction of incorporation of the relevant Material Subsidiary.

[3]	Applicable law to be determined.

[4]	Memorandum on trademarks from in-house counsel to be provided to the Lenders as soon as possible.

de commerce) listed in Schedule 8 to secure the obligations of Na Pali under Facility B, Facility C and the Revolving Facility;

(k)	First ranking pledges by the Material Subsidiaries over their on-going concern[s] to the extent legally possible;[5]

(l)	[Assignment by way of security by Na Pali (cession Dailly à titre de garantie) in favour of the Lenders under Facility B, Facility C and the Revolving Facility to secure its obligations under Facility B, Facility C and the Revolving Facility of:

(a)  the commercial receivables originated by it which do not fall within the scope of the factoring programme entered into on 22 August 2008 between Na Pali and GE Facto France pursuant to an AR Financing Contract N° 12692 (the “NP Factoring Agreement”); and

(b)  any receivable (other than commercial receivables) due to it by Quiksilver, Inc. or any Subsidiary of Quiksilver, Inc. under any existing (to the extent those receivables have not been repaid, distributed or otherwise extinguished on the closing date) or future intercompany loans;][6]

(m)	First ranking pledge by Pilot in favour of the Lenders over any amount due to it by Chartreuse et Mont Blanc under the EUR 10,000,000 Subordinated Promissory Note dated 12 November 2008 issued by Chartreuse et Mont Blanc (the “Note”), provided that such pledge shall not restrict setoff against payments owed to the purchaser under

[5]	List to be finalized. The pledges shall be governed by the law of the jurisdiction of incorporation of the relevant Material Subsidiary.

[6]	Although valid and enforceable against Na Pali, Dailly assignment by way of security of Na Pali’s receivables against non-French debtors and/or which are not governed by French law raises enforceability issues as against the assigned debtors. Security to be taken over such receivables to be further discussed.

the Rossignol Stock Purchase Agreement, to secure the obligations of Pilot and Na Pali under the Facilities; [To be further discussed] and

(n)	First ranking pledge by Pilot and Newco Europe in favour of the Lenders over any existing (to the extent those receivables have not been repaid, distributed or otherwise extinguished on the closing date) or future receivables (other than commercial receivables) held by any of them against Quiksilver, Inc. or any of its Subsidiaries, to secure the obligations of Pilot and Na Pali under the Facilities.

(o)	First ranking pledge by QS Holdings Sàrl in favour of the Lenders over any existing (to the extent those receivables have not been repaid, distributed or otherwise extinguished on the closing date) or future receivables (other than commercial receivables) held by QS Holdings Sàrl against Newco Europe or any of its Subsidiaries, to secure the obligations of Pilot and Na Pali under the Facilities.